EXHIBIT 99

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

BOARD OF DIRECTORS PROMOTES TWO

ON SENIOR MANAGEMENT TEAM

ATLANTA, April 27, 2004 – Coca-Cola Enterprises announced today that the Board of Directors has approved the promotion of two members on its senior management team.

The board elected Guy R. Thomas vice president, U.S. sales operations. In his new position, Mr. Thomas will be responsible for the operations of the five U.S. regions within the company’s North American Group. He joined the Coca-Cola system in 1982 as director of marketing for Fort Worth Coca-Cola Bottling Company, later becoming division vice president of the North Texas Division. He was appointed group vice president, Central North America Group in 1997 and most recently served as group vice president, West Region.

David M. Katz was elected vice president, operations planning and development. Mr. Katz joined Coca-Cola Enterprises in 1993 as logistics manager. He was later promoted to director, planning and logistics and most recently served as director, operations planning and development.

Coca-Cola Enterprises (NYSE: CCE) is the local Coca-Cola bottling company partner that produces, markets, and distributes the world’s favorite beverages in thousands of communities across most of the United States, Canada, and Western Europe. As the largest Coca-Cola bottler of liquid nonalcoholic refreshments, we employ 74,000 individuals who operate more than 440 facilities that serve retail customers neighborhood by neighborhood. Coca-Cola Enterprises distributes approximately 80 percent of The Coca-Cola Company’s North American bottle and can volume and is its sole licensed bottler in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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